As filed with the Securities and Exchange Commission on July 30, 1997 Registration No. 333-29307


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           _________________________

                              Amendment No. 1 to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           _________________________

                               CINEMA RIDE, INC.
            (Exact name of Registrant as specified in its charter)

                        12001 Ventura Place, Suite 340
                         Studio City, California 91604
                                 818-761-1002

              (Address, including Zip Code and Telephone Number, including Area Code of Registrant's Principal Executive Offices)

           Delaware                                           95-4417467
  (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                           _________________________

                                 Mitch Francis
                                   President
                               Cinema Ride, Inc.
                        12001 Ventura Place, Suite 340
                         Studio City, California 91604
                                (818) 761-1002
                           _________________________

                                   Copy to:

                            David L. Ficksman, Esq.
                                Loeb & Loeb LLP
                      1000 Wilshire Boulevard, Suite 1800
                         Los Angeles, California 90017
                                (213) 688-3698

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

                           _________________________

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.   [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           _________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  PROSPECTUS

                               CINEMA RIDE, INC.

                       1,682,029 SHARES OF COMMON STOCK


          This prospectus relates to the offering by the selling stockholders identified herein (the "Selling Stockholders") of up to an aggregate of 1,682,029 shares (the "Offered Securities"), of common stock, par value $.01 per share (the "Common Stock") of Cinema Ride, Inc., a Delaware corporation ("Cinema Ride" or the "Company"). The shares to which this Prospectus relates includes 1,141,386 currently outstanding shares of Common Stock (the "Common Shares") held by the Selling Stockholders and up to 540,643 shares of authorized and unissued shares of Common Stock that may be hereafter acquired by certain of the Selling Stockholders upon exercise of certain outstanding warrants (the "Warrants"). The Common Shares and Warrants were issued and sold to the Selling Stockholders pursuant to private placements exempt from the registration requirements of the Securities Act of 1933, as amended. See "Selling Stockholders" and "Plan of Distribution" for information relating to the Selling Stockholders and this offering.

          The Offered Securities may be sold from time to time pursuant to this Prospectus by the Selling Stockholders. The Offered Securities may be sold by the Selling Stockholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The distribution of the Offered Securities is not subject to any underwriting agreement. The Company will receive no part of the proceeds of sale from the offering by the Selling Stockholders. All expenses of registration incurred in connection with this offering are being borne by the Company, None of the Offered Securities have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

          The Common Stock is traded on the Nasdaq Small Cap Market under the symbol "MOVE." On July 28, 1997, the last reported sale price of the Common Stock on the Nasdaq Small Cap Market was $.19 per share.


       THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH
         DEGREE OF RISK. THESE SECURITIES SHOULD BE PURCHASED ONLY BY
             THOSE PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE
                  INVESTMENT. (SEE "RISK FACTORS" ON PAGE 10)

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                         ____________________________

                 The date of this Prospectus is _______ 1997.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copies at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. These reports, proxy statements and other information may also be obtained from the Web site that the Commission maintains at http:\\www.sec.gov.

          The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                         ____________________________

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996;

          2.   The Company's Current Report on Form 8-K filed on January 28,
1997;

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          4. The Amendment to the Company's Annual Report on Form 10-KSB/A filed on April 30, 1997.

          All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

          The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference, other than exhibits to such documents not specifically incorporated by reference. Requests for such copies should be directed to Mr. Toufic Bassil, Chief Financial Officer, Cinema Ride, Inc., 12001 Ventura Place, Suite 340, Studio, City, California 91604.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  THE COMPANY

          The Company is in the business of developing and operating rides consisting of motion simulator attractions ("attractions" or "rides") and filmed entertainment ("ride films") which combine video-projected three-dimensional ("3-D") action films of approximately four minutes duration with computer-controlled, hydraulically-mobilized seating platforms that are programmed to move in concert with the on-screen action. Each attraction is designed to provide the viewer with a realistic feeling of being a participant in the action on the screen. To date, the Company has completed construction and installation of three facilities. The first facility (the "Las Vegas Facility") commenced operations in October 1994 and is located in the Forum Shops at Caesars (the "Forum Shops"), a high traffic tourist mall which is located between Caesars Palace Hotel & Casino ("Caesars Palace") and the Mirage Hotel in Las Vegas, Nevada. The second facility (the "West Edmonton Facility") commenced operations in August 1995 and is located in the West Edmonton Mall, Alberta, Canada. In September 1996, the Company opened its third location at Times Square in New York City, New York (the "Times Square Facility"). The Company's executive offices are located in Studio City, California.

EQUIPMENT AND TECHNOLOGY

          Each of the Company's rides is comprised of two basic elements: (i) a motion simulator which consists of an enclosed capsule and related equipment and computer programming (the "simulator"), and (ii) the 3-D films viewed by audiences in the simulator.

          Simulators

          The Company utilizes a simulator which it believes to be both space and cost effective. Each simulator includes an enclosed 15-seat capsule in which audiences are seated during a given ride. Inside the capsule, each seat faces a seven foot wide by five foot high screen at the front of the capsule, onto which the ride film is projected. Company attractions consists of one or more capsules, the number of which will vary depending on the size and desired seating capacity of a particular location. The Las Vegas Facility consists of four capsules of 15 seats each; the West Edmonton Facility consists of one 15 seat capsule; and the Times Square Facility consists of three capsules of 15 seats each.

          Capsules are mounted on top of a motion base consisting of six independent hydraulic cylinders which control the movement of the attached capsule. The motion bases allow an audience to experience a full six degrees of motion (pitch, roll, heave, yaw, surge and sway). Through the use of the motion base, capsules have a maximum range of motion of approximately six feet and can be programmed to move in a wider and, as a result, more realistic range of motions than is possible with three degrees of motion (pitch, roll and heave) motion bases utilized in many existing motion simulator rides. The motion bases used by the Company are constructed by a manufacturer of military and commercial flight simulators as well as motion simulators, such as the ones utilized by the Company.

          Each simulator combines the motion base and capsule with two video projectors and audio systems which the Company believes provides a visual and audio presentation without the degeneration of picture and sound that is common to film format under heavy usage. In addition, the use of laser disk players enables the Company to avoid delays associated with rewinding traditional film and enables the Company to quickly and simply change ride films with the push of just one button. The projection equipment used by the Company is capable of projecting both 3-D and standard ride films.

          All of the mechanical equipment comprising the simulator is coordinated by a central computer system. A time code is added to each laser disk in order to enable the film data to correspond with the movement of the motion bases. As the projectors receive the film and sound data from the laser disk, the simulator's computer receives the time code which enables the computer to synchronize the filmed action with the movement of the motion bases and the operation of the wind machine.

          The equipment utilized by the Company contains standard hydraulic components which are readily available through the vendors that currently service the simulators. The Company believes that, should the need arise, other vendors are available that could manufacture and maintain its equipment. Moreover, because each simulator is completely independent of the other simulators in a given location, the Company is able to perform routine maintenance and make any necessary repairs to simulator equipment without hindering the operation of the entire attraction at facilities with more than one capsule.

          3-D Films

          Each of the Company's attractions utilizes 3-D technology in the exhibition of the ride films. 3-D technology creates the illusion of three-dimensional images from two-dimensional projected images. The technology involves the filming and simultaneous projection of images that are slightly offset from each other which, when viewed with special polarized glasses, create an illusion of depth that is not possible with traditional filmed entertainment.

          As of December 31, 1996, the Company had completed production of three ride films for exhibition in its attractions. The Company produces the ride films by contracting with independent film production companies. As of December 31, 1996, the Company had two additional 3-D ride films under production. In addition to the ride films discussed above, the company has acquired two independently produced and financed 3-D ride films.

          The typical ride film lasts approximately four minutes. Each capsule is able to feature approximately nine to twelve attractions per hour, depending on the actual length of the film. The Company does not anticipate that any of its attractions will operate at or near maximum capacity.

SALE OF RIDE TICKETS

          The Company currently generates virtually all of its income from the sale of ride tickets. Customers purchase the ride tickets at the ticket booth. Prior to the showing, ticket-holders are led through an entry where their tickets are taken and they are handed 3-D glasses and led into a Pre-Show area. While the previous audience is inside the capsule viewing the ride film, ticket-holders in the Pre-Show area watch a short film on a video monitor outlining safety instructions and other information regarding the ride.

          Once the previous showing has been completed, ticket-holders are led into the capsule. Each seat in the capsule has a safety belt that audience members are required to wear for the duration of the ride film. The audience and the area surrounding the capsule are monitored via video cameras by the ride operator during each showing for the safety of audience members.
Upon completion of the ride film, audiences exit back into the lobby area where the 3-D glasses are deposited for cleaning in a return basket.

SALES OF SYSTEMS TO THIRD PARTY OPERATORS AND JOINT VENTURE

          The Company plans to pursue customers for the sale or joint venture of its simulator systems. The Company also intends to lease its film library to buyers of its simulator systems for an annual fee based on a percentage of gross revenues generated by the sold capsules with a minimum rental fee due annually. There can be no assurance that the Company will be successful in its efforts to sell its capsules to third party operators or to joint venture its simulator systems.

RETAIL SALES

          In addition to revenues generated from attendance at its attractions and sales and/or leasing of its simulators and ride films, the Company included a small retail store within its Las Vegas and Times Square Facilities and intends to include the same in some of its future attraction sites. The retail stores sells T-shirts, souvenirs and 3-D products which provide an additional source of potential revenue to the Company while providing a free source of publicity for the Company's attractions. Retail sales at the Las Vegas and Times Square Facilities have been minimal compared to the Company's gross revenues. The Company is currently considering alternatives in promoting and increasing its retail sales.


                                 RISK FACTORS

          IN EVALUATING AN INVESTMENT IN SHARES OF COMMON STOCK OF THE COMPANY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, AMONG OTHER THINGS, THE FOLLOWING RISK FACTORS.

          Unproven Methods of Operation. The success of the Company is dependent, among other things, on the Company's ability to open and operate a sufficient number of attractions with a sufficient number of customers to generate revenues adequate to support its operations and generate a profit. However, to date, the Company has experienced and continues to experience net losses. There can be no assurance that the Company's officers will be able to operate or manage the Company's business successfully or that the Company will be able to achieve profitable operations.

          Dependence on Management. The Company is significantly dependent upon the continued availability of Mitch Francis, its President and founder. The loss or unavailability of Mr. Francis to the Company for an extended period of time could have a material adverse effect on the Company's business operations and prospects. To the extent that the services of Mr. Francis would be unavailable to the Company for any reason, the Company would be required to procure other personnel to manage and operate the Company and develop its attractions and ride films. There can be no assurance that the Company would be able to locate or employ such qualified personnel on acceptable terms. In 1994, the Company entered into a three-year employment agreement with Mr. Francis which is still in effect.

          Dependence on Production of Ride Films. The ability of the Company to implement its business strategy depends upon its ability to successfully create and produce ride films for exhibition in its attractions. The Company believes that the size and quality of the Company's library of ride films is a material factor in the Company's ability to compete for revenues and in developing a base of recurring revenue. The Company's current library consists of five ride films, and the Company is in production for two additional ride films. The costs of developing ride films can be substantial and the Company will be subject to substantial financial risks relating to the production and development of new ride films. There can be no assurance that the Company will be able to successfully create and produce ride films for its library which will be well received by audiences.

          Initial Dependence on Limited Number of Sites. All of the Company's revenues are being generated from its three locations: Las Vegas, Edmonton and Times Square. Accordingly, the Company's financial condition and results of operations in the foreseeable future are likely to be dependent upon economic and other conditions in the three location areas and on the continued popularity of the locations. Any deterioration in the local economy or any decrease in popularity of the locations or the surrounding attractions could have an adverse impact on the Company's operations. With specific regard to the Times Square Facility, the lease for the site was executed on August 14, 1995 with an effective date of January 1, 1996. The Facility is approximately 7,000 square feet with an annual rent of approximately $369,000. In the event that the landlord of the Times Square Facility initiates development of a high rise office tower on the site, the landlord has the right to terminate the Company's lease upon six months notice, but is required to pay the company $750,000 if the lease is canceled prior to the second anniversary of the rent commencement date.


          Dependence on Securing Favorable Locations. The Company's business and growth is particularly dependent on its success in securing attractive additional locations on terms favorable to the Company for the installation and operation of the attractions. There can be no assurance that the Company will ultimately be able to secure such additional locations on favorable terms, or will be able to open or successfully operate such additional locations. The failure to secure additional locations on favorable terms, or at all, would have material adverse consequences to the growth and success of the Company's business.

          Risks of Expansion. Any expansion by the Company will depend on the Company's ability to attract qualified management, to market itself successfully in new locations and to finance such expansion and growth. There can be no assurance that the Company will be able to implement its growth strategy or that such strategy will ultimately be viable.

          Need for Additional Financing. Although the Company expects that its cash and funds anticipated to be generated from its operations will be sufficient to fund the operation of its facilities, this estimate is based on certain assumptions and there can be no assurance that a sufficient level of sales will be attained to fund such expansion or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by companies at similar stages of development, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could make its current cash holdings and funds generated from its operations insufficient to fund the Company's expansion for the next 12 months or beyond. Management may also determine that it is in the best interest of the Company to expand more rapidly than currently intended, in which case additional financing will be required. If any additional financing is required, there can be no assurance that the Company will be able to obtain such additional financing on terms acceptable to the Company and at times required by the Company, if at all.

          Development and Construction Delays; Dependence on Third-Party Suppliers and Contractors. The Company has experienced significant delays in the development and completion of the Las Vegas and Times Square Facilities and there can be no assurance that similar delays will not occur with respect to any additional attractions developed by the Company. In connection with the development and construction of attractions, a number of events over which the Company will have no control could occur that might adversely affect the cost and completion time of such attractions. Such events include governmental regulatory approvals, shortages of or inability to obtain labor and/or materials, inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and acts of God, unavailability and cost of needed debt or lease financing, and changes in Federal, state or local laws or regulations. In addition, the Company is dependent upon third parties for the equipment needed for its attractions. Although the Company believes that it will be able to secure commitments for the necessary equipment and building contractors and personnel needed to design, construct, install and operate its attractions, the inability to consummate a contract for the construction and installation of an attraction or any subsequent failure of any contractor or supplier to comply with the terms of any of their agreements with the Company would have a material adverse effect on the Company.

          No Assurance of Public Trading Market or Continued Nasdaq Inclusion. The Company's shares are currently listed on the NASDAQ SmallCap Market. Under current rules, in order to qualify for continued listing on Nasdaq, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus and a minimum bid price of $1.00 per share if the value of public float is less than $1,000,000 and its capital and surplus is less than $2,000,000. NASDAQ has proposed revised maintenance rules which, if adopted, would require, among other things, $1,000,000 market value for the public float and a minimum bid price of $1.00 per share. As of the date of this Prospectus, the Company does not meet either the current or proposed minimum bid price requirement of NASDAQ. The Company has been advised by letter dated June 3, 1997 from NASDAQ that if it is not in compliance by September 3, 1997, it must submit, by that date, its proposal for achieving compliance. On the basis of the information provided by the Company, NASDAQ will then determine whether or not the Company may continue to be listed on the NASDAQ SmallCap Market. If the Company is unable to satisfy the maintenance requirements for quotation on Nasdaq, of which there can be no assurance, the Common Stock would be quoted in the over-the-counter market National Quotation Bureau ("NQB") "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the market price of, the Company's Common Stock, which may materially adversely affect the liquidity of the market for the Common Stock. If the Company were to lose its quotation on Nasdaq and the price per share of Common Stock were to stay below $5.00, the Company's Common Stock would come within the definition of "penny stock" as defined in the Securities Exchange Act of 1934, as amended, and the rules thereunder, and as a result, would be subject to certain disclosure and suitability requirements. Such requirements, if applicable, could result in a reduction in the level of trading activity for the Company's securities and could make it more difficult for investors to sell their shares.

          Liquidity Risks of Cash Business. As a relatively new company with limited resources, the Company anticipates that all of the suppliers from which it purchases inventory, equipment and ride films (to the extent that the Company purchases or leases ride films from third parties) and the contractors that it retains to construct and install its attractions will require significant payments in cash prior to selling goods or rendering services to the Company.
If the Company does not earn and collect revenues in a timely manner, its ability to pay its suppliers and contractors would be severely hampered. This would have a material adverse effect on the Company.

          Risk of Changes in Consumer Preferences. The entertainment industry has experienced significant changes in recent years as a result of new technological developments and other factors. It is not possible to forecast accurately the effects of recent and future technological developments on the popularity of motion simulators such as those to be operated by the Company. In addition, the market for a given entertainment medium or a given motion simulator attraction depends on consumer preferences which cannot be predicted with any degree of certainty. Given the rapid technological development in the entertainment industry and constantly shifting consumer tastes, it is impossible to predict the success of simulator attractions in general or the success of the Company's particular attractions and ride films. Moreover, misjudgments or changes in consumer preferences could have a material adverse effect on the Company if customers choose to spend their entertainment dollars on products other than those offered by the Company.

          Competition. The Company faces intense competition in the development and marketing of attractions. Each of Imax Corporation, Iwerks Entertainment, Inc., and Showscan Corporation, among others, develops and markets simulators that compete with the simulators and related filmed entertainment to be developed and marketed by the Company. Each of these corporations has greater financial and marketing resources than the Company and has an established reputation for success in the development and marketing of products that are competitive with those of the Company. In addition, there are no significant barriers to entry which would prevent additional companies from competing with the Company in the development and operation of attractions except for any exclusive rights retained by the Company as to a specific location.

          The Company also competes with existing motion simulators on a site-by-site basis. The Company is aware of several competing motion simulator attractions either currently existing or planned to be opened in the vicinity of its Las Vegas Facility, including an attraction to be developed by the owner of the Forum Shops (the location of its Las Vegas Facility) with Imax Corporation in an expansion of the Forum Shops. In addition, the

Excalibur Hotel in Las Vegas has a simulator ride facility which has been operational for approximately six years. Similarly, the new MGM Grand Hotel & Casino Theme Park and the Luxor Hotel & Casino in Las Vegas offer themed motion simulator attractions. Other hotels or theme parks in Las Vegas may also acquire motion simulator attractions.

          The Company competes for customers to some extent with theme parks, traditional motion pictures and other forms of filmed or computer entertainment. As a result of technological advances and the increased availability of alternative forms of leisure entertainment, including expanded pay and cable television service and advanced home audio and video systems, consumer demands and tastes have and may continue to change. It is impossible to predict what effect technological and other changes will have on the future success of the Company's products and services.

          Seasonality. Because of the seasonal nature of tourist traffic, attendance patterns at the Company's attractions is highly seasonal. The nature and degree of this seasonality will vary among attractions depending on the nature of tourist and local traffic patterns at a given location as well as the nature of the entertainment alternatives available to audiences. The Company expects that attendance at its Facilities will be highest in June through September -- the height of the tourist season -- and lowest during January and February. As a result, the Company's results of operations will depend upon sales generated from the peak tourist periods and any significant decrease in sales for such periods could have a material adverse effect upon the Company's operations.

          Risk of Injury; Limited Customer Base. The Company's attractions utilize motion simulators that create sudden and relatively extreme movement and changes in direction in order to enhance the realism of the ride films.
Although the Company will require that all customers wear safety belts and follow certain other safety procedures, there exists a risk that customers could be injured in the event of an equipment failure or in the event that customers fail to follow safety instructions. Although the Company maintains insurance against damages resulting from injuries to its customers, there can be no assurance that such insurance will be sufficient to adequately protect the Company against losses resulting from such injuries. In order to avoid potential injuries to customers, the Company restricts patronage at its attractions to persons who meet certain size criteria. The Company also posts notices advising potential patrons with certain health conditions to avoid using the Company's rides. As a result, the Company is foregoing revenues from a portion of its potential customer base.

          Lack of Patent Protection. The Company does not own any patents, trademarks, copyrights or similar intellectual property protections of the technology or equipment used in its attractions. As a result, there are no technological or patent barriers to entry by other companies into the Company's business. In the event that the Company's attractions are successful, third parties may install and operate motion simulator rides similar to the attractions and other competitors may enter the motion simulator business. There can be no assurance that the Company will be able to compete successfully against any competitors who may enter the business.

          Issuance of Preferred Stock. The Board of Directors has the authority to issue up to 500,000 shares of preferred stock, $0.01 par value per share, in one or more series and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of preferred stock by the Board of Directors could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

          The authority possessed by the Board of Directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of preferred stock or agreements or understandings regarding the issuance of preferred stock and the Board of Directors has no present intention to issue preferred stock.

          No Dividends. The Company has not paid any dividends on its Common Stock and does not intend to pay any dividends in the foreseeable future. Earnings, if any, are expected to be retained for use in developing and expanding the Company's business.

          Risk of Default of Loan. All of the Company's equipment is encumbered by a first lien to secure an obligation to an equipment lessor of approximately $1,575,000. In the event of a default, the Company could lose all or most of its equipment, thus requiring it to cease operations.

          Shares Available For Resale Under Rule 144; Antidutive Effect of Options or Warrants. In addition to the shares eligible for sale pursuant to this Prospectus, there are presently outstanding 65,000 shares of Common Stock which are "Restricted Securities" within the meaning of Rule 144 under the Securities Act, and thus may only be sold in compliance with an exemption from registration under Securities Act or pursuant to a registration statement under the Securities Act. No prediction can be made as to effect, if any, that sales of such shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equities securities. Additionally, as of June 6, 1997, the

Company had granted options to purchase an aggregate of 689,500 shares and warrants to purchase an aggregate of 3,317,206 shares at exercise prices ranging from 19 cents per share to $4.97 per share. To the extent that options and warrants are exercised, material dilution of the ownership interest of the Company's present stockholders will occur. The Company also expects that in the ordinary course of its business it will issue additional warrants and grant additional stock options including, but not limited to, options granted pursuant to Stock Option Plans.


                             SELLING STOCKHOLDERS

          The following table sets forth the name of the Selling Stockholders and (i) the number of shares of the Offered Securities, including, as indicated, shares isssuable pursuant to the exercise of Warrants, owned by the Selling Stockholders as of the effective date of the Registration Statement of which this Prospectus forms a part, (ii) the maximum number of shares of the Offered Securities which may be offered for the account of the Selling Stockholders under this Prospectus, and (iii) the amount and percentage of Common Stock to be owned by the Selling Stockholders after the completion of this offering assuming the sale of all of the the Offered Securities which may be offered hereunder. Unless so indicated, none of the Selling Stockholders listed has held any position, office or other material relationship with the Company in the past three years.

                                 COMMON
                                 SHARES
                              BENEFICIALLY            COMMON                 AMOUNT AND
                               OWNED PRIOR         SHARES TO BE            PERCENTAGE OF
                                 TO THE            SOLD IN THE              COMMON STOCK
                                OFFERING             OFFERING         OWNED AFTER THE OFFERING

NAME                             NUMBER               NUMBER          AMOUNT        PERCENTAGE
Peter Dach                       97,437               43,937          53,500

Robert Diamond                   16,000               15,000           1,000               0

Sandra Francis                   62,500(1)            62,500(1)            0               0

Shirley Francis                  88,500               87,500           1,000             ---

David Gendal                     15,500               12,500           3,000               0

Robert Ginberg                   26,200               20,000           6,200               0

Gottlieb Family Fund,
 an Illinois General
 Partnership                    120,000              100,000          20,000             ---

Peter Grossman                   23,500               22,500           1,000             ---

                                 COMMON
                                 SHARES
                              BENEFICIALLY            COMMON                 AMOUNT AND
                               OWNED PRIOR         SHARES TO BE            PERCENTAGE OF
                                 TO THE            SOLD IN THE              COMMON STOCK
                                OFFERING             OFFERING         OWNED AFTER THE OFFERING

NAME                             NUMBER               NUMBER          AMOUNT        PERCENTAGE
Susan Harrison                   52,500               52,500               0               0

Joan Lerea                       20,000               20,000               0               0

Marlene Bassil                   10,000               10,000               0               0

Roger Bassil                     10,000               10,000               0               0

Rose Bassil                      10,000               10,000               0               0

Norman and Marilyn
 Rappoport                       35,000               35,000               0               0

Peter Eichberg                   17,500               17,500               0               0

Eichberg Associates,
 Inc. Profit Sharing Plan        10,000               10,000               0               0

Caryn Straus                    112,500              112,500               0               0

Laurence Straus                  75,000               75,000               0               0

Associated Electrical            37,500               37,500               0               0

Atomix                            3,125                3,125               0               0

All-City Interior                 1,110                1,110               0               0

All-Phase Electric Supply         4,353                4,353               0               0

Artech Electrical Corp.           4,091                4,091               0               0

Billups Communication             1,250                1,250               0               0

Colorworks                        4,675                4,675               0               0

DB Anderson                         752                  752               0               0

Digital Artworks                  6,102                 6,102              0               0

Eipel Engineering                 6,102                 6,102              0               0

Electronic Diversified            3,670                 3,670              0               0

Federal Sign                     93,482                93,482              0               0

                                 COMMON
                                 SHARES
                              BENEFICIALLY            COMMON                 AMOUNT AND
                               OWNED PRIOR         SHARES TO BE            PERCENTAGE OF
                                 TO THE            SOLD IN THE              COMMON STOCK
                                OFFERING             OFFERING         OWNED AFTER THE OFFERING

NAME                             NUMBER               NUMBER          AMOUNT        PERCENTAGE
FMG                              14,250                14,250              0               0

Goldenvale                       16,272                16,272              0               0

Glenridge Fabricators            18,250                18,250              0               0

Impart                              878                   878              0               0

Industrial Metal Door             1,165                 1,165              0               0

International Robotics            2,200                 2,200              0               0

Hollander and Associates          3,942                 3,942              0               0

Burt Kronfeld                    13,346                13,346              0               0

Scot Anderson                       934                   934              0               0

Trudy Self                       24,107                24,107              0               0

Stereovision                      1,000                 1,000              0               0

Team IX                           4,288                 4,288              0               0

Warren Miller                    15,000                15,000              0               0

Wheaton Van Lines                 2,250                 2,250              0               0

Wildfire                          2,444                 2,444              0               0

Window Images                     1,578                 1,578              0               0

Salvatore Sapienza               17,123(2)             17,123(2)           0               0

Rita Bernstein                   87,587(3)             87,587(3)           0               0

Brad Bernstein                   87,586(4)             87,586(4)           0               0

Mary E. Donnadio                 50,061(5)             50,061(5)           0               0

Trijes Management, Inc.          50,061(6)             50,061(6)           0               0

Lee Skoblow                      50,058(7)             50,058(7)           0               0

Lester Morse                     23,613(8)             23,613(8)           0               0

Jamie Sohacheski                 50,000(8)             50,000(8)           0               0

                                 COMMON
                                 SHARES
                              BENEFICIALLY            COMMON                 AMOUNT AND
                               OWNED PRIOR         SHARES TO BE            PERCENTAGE OF
                                 TO THE            SOLD IN THE              COMMON STOCK
                                OFFERING             OFFERING         OWNED AFTER THE OFFERING

NAME                             NUMBER               NUMBER          AMOUNT        PERCENTAGE


Finova Technology               100,000(8)            100,000(8)           0               0

James Murphy                      5,000                 5,000              0               0

Toufic Bassil(9)                180,000(9)            180,000(9)           0               0

(1) Includes 25,000 shares of Common Stock issuable pursuant to Warrants which are presently exercisable.

(2) Includes 12,101 shares of Common Stock issuable pursuant to Warrants which are presently exercisable.

(3) Includes 62,475 shares of Common Stock issuable pursuant to Warrants which are presently exercisable.

(4) Includes 62,475 shares of Common Stock issuable pursuant to Warrants which are presently exercisable.

(5) Includes 34,994 shares of Common Stock issuable pursuant to Warrants which are presently exercisable.

(6) Includes 34,994 shares of Common Stock issuable pursuant to Warrants which are presently exercisable.

(7) Includes 34,991 shares of Common Stock issuable pursuant to Warrants which are presently exercisable.

(8) Consists of shares of Common Stock issuable pursuant to presently exercisable Warrants.

(9) Current Officer. Includes 100,000 shares of Common Stock issuable pursuant to Warrants which are not presently exercisable.

                             PLAN OF DISTRIBUTION

          The Offered Securities may be sold from time to time directly by the Selling Stockholders. The Offered Securities may also be sold by the Selling Stockholders in (a) ordinary brokerage transactions and in transactions in which brokers solicit purchasers, (b) sales to a broker or dealer as principal and resales by such broker or dealer for its own account pursuant to this Prospectus or (c) in a combination of such methods of sale, at market prices and other terms prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated price. The Offered Securities may be sold on any national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise. Brokers, dealers and agents who participate in the sale of the Offered Securities may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Offered Securities for whom they may act as agent. The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Offered Securities might be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such Offered Securities and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of any of the Offered Securities is made by the Selling Stockholders, to the extent required pursuant to the Securities Act, a supplement to this Prospectus will be distributed which describes the method of sale in greater detail. In addition, any Offered Securities which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

          Pursuant to the provisions of a Registration Rights Agreement entered into between the Company and certain of the Selling Stockholders, such Selling Stockholders will pay their costs and expenses of selling the shares of Common Stock offered hereunder, including commissions and discounts of underwriters, brokers, dealers or agents, and the Company will pay the costs and expenses incident to its registration and qualification of the Common Stock offered hereby, including registration and filing fees. In addition the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act.

          The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock against certain liabilities, including liabilities under the Securities Act.

          There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the Offered Securities by the Selling Stockholders.


                         DESCRIPTION OF CAPITAL STOCK

          The Company's Certificate of Incorporation, as amended, authorizes the issuance of shares of capital stock of which 20,000,000 are designated as Common Stock, par value $.01 per share, and 500,000 shares are designated as Preferred Stock, par value $.01 per share.

          Common Stock. Holders of Common Stock are entitled to one vote for each share of Common Stock on all matters submitted to a vote of stockholders. There are no cumulative voting rights. The rights, privileges and preferences of the holders of Common Stock are subject to the rights of the holders of shares of Preferred Stock that may be designated and issued by the Company in the future. Holders of Common Stock are entitled to receive dividends when and if declared the Board of Directors out of legally available funds subject to any restrictions contained in any Preferred Stock issued by the Company. Upon any liquidation, dissolution and winding of the Company, subject to the rights of holders of shares of Preferred Stock, holders of the Common Stock are entitled to share prorata in any distribution to the stockholders. Holders of Common Stock do not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

          Preferred Stock. The Company's Board of Directors, without the approval of the holders of the Common Stock, is authorized to designate for issuance up to 500,000 shares of Preferred Stock, in such series and with such rights, privileges and preferences as the Board of Directors may from time to time determine. As of the date of this Prospectus, no such shares have been designated.

                          FORWARD LOOKING STATEMENTS

          Statements contained in this Prospectus (including certain of the documents incorporated by reference herein) that are not based on historical facts are forward-looking statements subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, economic conditions, the impact of competition and pricing, results of financing efforts, and other risks described in this Prospectus (including certain of the documents incorporated by reference herein).

                                 LEGAL MATTERS

          The validity of the Common Stock offered hereby has been passed upon for the Company by Loeb & Loeb LLP, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California 90017.

          Transfer Company and Registrar. The Transfer Agent and Registrar for the Common Stock of the Company is Continental Stock Transfer Company, New York, New York.

                                    EXPERTS

          The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for the two years then ended, appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in giving said report.

                       ________________________________

          NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                               TABLE OF CONTENTS


Available Information................................................   6
Incorporation of Certain Information by Reference....................   6
The Company..........................................................   7
Risk Factors.........................................................  10
Selling Stockholders.................................................  16
Plan of Distribution.................................................  20
Use of Proceeds......................................................  21
Description of Capital Stock.........................................  21
Forward Looking Statements...........................................  21
Legal Matters........................................................  22
Experts..............................................................  22

                               1,682,029 SHARES

                               CINEMA RIDE, INC.

                                 COMMON STOCK

                            _______________________

                                  PROSPECTUS
                            _______________________

                                 ____ __, 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The estimated expenses payable by the registrant in connection with the registration, issuance and distribution of the Common Stock offered hereby are as follows:

          SEC Registration Fee............................  $   127.43
          Nasdaq Small Cap Market System Filing Fee.......  $15,474.00
          Legal Fees and Expenses.........................  $15,000.00
          Accounting Fees and Expenses....................  $ 1,000.00
          Miscellaneous Expenses..........................  $ 2,500.00

               Total......................................  $34,101.43



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article 9 of the Certificate of Incorporation of the registrant provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. Pursuant to Section 145 of the Delaware General Corporation Law, the registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The registrant also has the power to purchase and maintain insurance for its directors and officers.

          The preceding discussion of the registrant's Certificate of Incorporation and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation and Section 145 of the Delaware General Corporation Law.

          The registrant has entered into indemnity agreements with the registrant's directors and officers. Pursuant to such agreements, the registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the registrant or assumed certain responsibilities at the direction of the registrant.

ITEM 16.  EXHIBITS


     Exhibit No.    Description
     -----------    -----------
     ++3.1          Certificate of Incorporation of the Company with amendments

     ++3.2          Bylaws of the Company

     ++5.1          Opinion of Loeb & Loeb LLP

     +23.1          Consent of BDO Seidman, LLP

    ++23.2          Consent of Loeb & Loeb LLP (contained in Exhibit 5.1)

________________

+    Filed herewith.

++   Previously Filed.

ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 28th day of July, 1997.

                                            CINEMA RIDE, INC.



                                            By /s/ Mitch Francis
                                            -------------------------------
                                            Mitch Francis,
                                            Chairman of the Board, President
                                            and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                        CAPACITY                          DATE
---------                        --------                          ----

/s/ Mitch Francis                Chairman of the Board,        July 28, 1997
-----------------------          President and Chief
Mitch Francis                    Executive Officer


/s/ Toufic Bassil                Chief Financial Officer       July 28, 1997
-----------------------
Toufic Bassil


/s/ Benjamin Frankel             Director                      July 28, 1997
-----------------------
Benjamin Frankel


/s/ Norman Feinstein             Director                      July 28, 1997
-----------------------
Norman Feinstein


     Exhibit No.    Description
     -----------    -----------
     ++3.1          Certificate of Incorporation of the Company with amendments

     ++3.2          Bylaws of the Company

     ++5.1          Opinion of Loeb & Loeb LLP

     +23.1          Consent of BDO Seidman, LLP

    ++23.2          Consent of Loeb & Loeb LLP (contained in Exhibit 5.1)

________________

+    Filed herewith.

++   Previously Filed